EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sturm, Ruger & Company, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-84677 and 333-53234) of Sturm, Ruger & Company, Inc. of our report dated March 8, 2005, except as to note 4 to the financial statements which is as of March 31, 2006, with respect to the balance sheet of Sturm, Ruger & Company, Inc. as of December 31, 2004, and the related statements of income, stockholders’ equity, and cash flows and related financial statement schedule for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2005 annual report on Form 10-K of Sturm, Ruger & Company, Inc.
/s/ KPMG LLP
Stamford, Connecticut
May 1, 2006

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